LIVE NATION ENTERTAINMENT REPORTS SECOND QUARTER 2018 FINANCIAL RESULTS

Highlights (year-over-year):
•	Revenue Up 7% for the Quarter to $2.9 Billion
•	Operating Income Up 19% for the Quarter to $135 Million
•	Adjusted Operating Income Up 18% for the Quarter to $260 Million
•	Event-Related Deferred Revenue of $1.6 Billion as of June 30
•	Concert Tickets Sold for 2018 Shows Nearly 70 Million, Up $3 Million through July
•	Sponsorship & Advertising Committed Net Revenue Up 12% through July
•	Ticketmaster Fee-Bearing GTV Up 15% through July

LOS ANGELES – July 26, 2018 – Live Nation Entertainment (NYSE: LYV) today released financial results for the three and six months ended June 30, 2018.
The company continued its strong performance through the second quarter, with operating income up 19%, adjusted operating income ("AOI") up 18% and revenue up 7%. Each of our businesses contributed to these results, all delivering double-digit operating income and AOI growth for the quarter.
We have built the industry’s most scalable and unparalleled live platform, bringing over 550 million fans in 40 countries to live events each year. With our key metrics in concerts, sponsorship and ticketing all pacing ahead of last year, we are confident that in 2018 we will again deliver double-digit operating income and AOI growth for the company.

Concerts Global Platform Growth
Starting with the concerts business, through July we have sold approximately 70 million tickets to shows this year, almost three million more tickets than at this point last year, putting us on track to have over 90 million fans attend our concerts this year.
In the second quarter, we promoted more than 9,000 shows for over 25 million fans, delivering an 11% increase in operating income, a 13% increase in AOI and 6% revenue growth.
As we previously indicated, this year will be particularly strong in our amphitheaters, with attendance up double-digits through the second quarter, and on track to grow by three million fans for the full year. Given our ability to drive high-margin on-site spending with this audience, these additional fans are highly profitable.
At the same time, we continue improving the on-site experience at our amphitheaters, driving increased spend per fan with additional points of sale, improved product mix and optimized pricing. From this and other initiatives, we expect ancillary spend per fan growth to accelerate this year, increasing by between $2.50 and $3.00 per head.
We also continue to capture greater value for the artists and Live Nation through pricing optimization, delivering more of the market value to artists. As a result, average ticket pricing is up double-digits in amphitheaters and arenas so far this year, driving an anticipated $500 million increase in revenue for the year, assuming consistent price increases continue.
Through the second quarter, we have booked over 5,000 arena and amphitheater shows, up 18% over this point last year, putting us on track for over 90 million tickets this year at 32,000 shows and to deliver double-digit operating income and AOI growth in our concerts business for the year.

Sponsorship & Advertising Delivered Continued Growth
Our sponsorship business continues to grow rapidly, with operating income up 14%, AOI up 14% and revenue up 12% for the quarter. The strength of our platform and our ability to provide direct engagement with our 90 million fans has enabled us to continue building relationships with strategic brands that have driven much of our growth. This group accounts for over 75% of our total sponsorship and the number of these sponsors has grown double-digits this year as we have added relationships with companies such as American Eagle, General Mills and Rémy Martin. As a result, the committed spend by these strategic sponsors is also up double-digits through mid-July.
Festivals provide a key opportunity for sponsors to engage fans at a time when they are uniquely receptive to such brand messages. Our European festivals in particular have grown strongly in the second quarter, with revenue per fan at these festivals up 12%. Overall, through July we are pacing double-digits ahead of last year in committed net revenue, with over 90% of our planned net revenue for the year committed. Given this, we currently expect to deliver double-digit operating income and AOI growth in sponsorship again this year.

Ticketmaster Marketplace Growing
Ticketmaster continues to demonstrate that it is the best marketplace for venues, teams and artists to sell tickets to fans globally, with gross transaction value ("GTV") on fee-bearing tickets up 11% globally this quarter. As a result, for the quarter Ticketmaster’s operating income was up 12%, AOI was up 15% and revenue was up 13%.
At its core, Ticketmaster continues to be the most effective ticketing platform in the world, with the technology to service venues, sports teams and artists, and with the marketplace to attract and convert ticket buyers.
Our digital ticketing roll-out is proceeding on plan, with the first phase in 2018 focused on deploying our Presence access control systems. To date, we have installed Presence systems in 125 venues, with another 75 venues planned in the second half of this year, positioning us to have at least 60 million fans using this system next year.

In addition to building technologies to better serve our venues, artists and sports teams, we continue investing to make Ticketmaster an even better marketplace for fans to buy tickets. In broadening options for fans, we have increased the number of events listed on Ticketmaster by 16% this year to almost 280,000 events through June.
From a fan behavior standpoint, we continue to see an ongoing shift to mobile and, following a redesigned purchase experience, mobile fee-bearing ticket sales are up 34% for the year, now accounting for 40% of all fee-bearing ticket sales, with mobile conversion rates up double-digits.
Overall, Ticketmaster’s results are validating our strategy of delivering an efficient marketplace for fans to buy tickets while providing a great enterprise software solution to venues, teams and artists looking to maximize the value of their events. With this strategy’s continued success, we currently expect to again deliver high single-digit growth in ticketing operating income and AOI this year.

Summary
2018 is on track for the company to deliver double-digit operating income and AOI growth along with strong gains in revenue, operating cash flow and free cash flow — adjusted. Each of our businesses is contributing to this success, as we put on more concerts for a greater numbers of fans, continue to monetize fans who come to the shows, sell more tickets to events of all types and further demonstrate the value of over 90 million fans to sponsors.
Michael Rapino
President and Chief Executive Officer
Live Nation Entertainment, Inc.

Photo Credits: Harry Styles - Helene Pambrun, Jay-Z and Beyoncé - Raven Varona, Imagine Dragons - Jesse DeFlorio

The company will webcast a teleconference today at 5:00 p.m. Eastern Time to discuss its financial performance. Interested parties should visit the Events & Webcasts section of the company’s website at investors.livenationentertainment.com to listen to the webcast. Supplemental statistical and financial information to be provided on the call, if any, will be available under the Reports section at the same link. A replay of the webcast will also be available on the Live Nation website.

Notice Regarding Financial Statements
The company has provided certain unaudited financial statements at the end of this press release for reference. These unaudited financial statements should be read in conjunction with the full unaudited financial statements, and the notes thereto, set forth in the company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission today and available on the SEC’s website at sec.gov.

About Live Nation Entertainment
Live Nation Entertainment, Inc. (NYSE: LYV) is the world’s leading live entertainment company comprised of global market leaders: Ticketmaster, Live Nation Concerts, and Live Nation Media & Sponsorship. For additional information, visit www.livenationentertainment.com.

Investor Contact:                    Media Contact:
Maili Bergman                        Carrie Davis
(310) 867-7143                    (310) 975-6941
IR@livenation.com                    CarrieDavis@livenation.com

FINANCIAL HIGHLIGHTS – 2nd QUARTER
(unaudited; $ in millions)

	Q2 2018 Reported	Q2 2017 Reported	Growth	Q2 2018 Constant Currency	Growth at Constant Currency
Revenue
Concerts	$2,380.7	$2,249.9	6%	$2,341.9	4%
Sponsorship & Advertising	139.9	124.6	12%	137.9	11%
Ticketing	351.2	311.2	13%	347.1	12%
Other and Eliminations	(3.6)	(2.1)	(71%)	(3.6)	(71%)
	$2,868.3	$2,683.6	7%	$2,823.3	5%

Operating Income (Loss)
Concerts	$41.8	$37.5	11%	$41.8	11%
Sponsorship & Advertising	80.5	70.4	14%	79.1	12%
Ticketing	49.1	43.7	12%	49.2	13%
Other and Eliminations	(3.6)	(5.2)	31%	(3.6)	31%
Corporate	(33.1)	(33.0)	—	(33.1)	—
	$134.7	$113.4	19%	$133.4	18%

Adjusted Operating Income (Loss)
Concerts	$99.5	$88.4	13%	$98.4	11%
Sponsorship & Advertising	88.1	77.1	14%	86.7	12%
Ticketing	102.9	89.1	15%	102.2	15%
Other and Eliminations	(4.5)	(6.0)	25%	(4.5)	25%
Corporate	(25.7)	(27.2)	6%	(25.7)	6%
	$260.3	$221.4	18%	$257.1	16%

FINANCIAL HIGHLIGHTS – 6 MONTHS
(unaudited; $ in millions)

	6 Months 2018 Reported	6 Months 2017 Reported	Growth	6 Months 2018 Constant Currency	Growth at Constant Currency
Revenue
Concerts	$3,419.7	$3,113.1	10%	$3,345.6	7%
Sponsorship & Advertising	214.5	188.6	14%	209.8	11%
Ticketing	723.6	624.0	16%	712.8	14%
Other and Eliminations	(7.1)	0.8	*	(7.1)	*
	$4,350.7	$3,926.5	11%	$4,261.1	9%

Operating Income (Loss)
Concerts	$(22.1)	$(38.3)	42%	$(21.2)	45%
Sponsorship & Advertising	111.6	96.8	15%	108.2	12%
Ticketing	113.9	98.3	16%	115.4	17%
Other and Eliminations	(6.9)	(5.0)	(38%)	(6.9)	(38%)
Corporate	(67.8)	(59.7)	(14%)	(67.8)	(14%)
	$128.7	$92.1	40%	$127.7	39%

Adjusted Operating Income (Loss)
Concerts	$83.9	$66.3	27%	$81.7	23%
Sponsorship & Advertising	127.0	110.4	15%	123.6	12%
Ticketing	223.9	192.4	16%	223.4	16%
Other and Eliminations	(8.8)	(6.5)	(35%)	(8.8)	(35%)
Corporate	(51.9)	(49.1)	(6%)	(51.9)	(6%)
	$374.1	$313.5	19%	$368.0	17%
* percentages are not meaningful

•	As of June 30, 2018, total cash and cash equivalents were $2.3 billion, which includes $734 million in ticketing client cash and $458 million in free cash.

•	Event-related deferred revenue was $1.6 billion as of June 30, 2018, compared to $1.5 billion as of the same date in 2017.

•
For the quarter ended June 30, 2018, net cash used in operating activities was $256 million and free cash flow — adjusted was $176 million. For the six months, net cash provided by operating activities was $520 million and free cash flow — adjusted was $222 million.

•	We currently expect capital expenditures for the full year to be approximately $250 million, with approximately 50% to be revenue generating capital expenditures.

•	We currently expect the amortization of non-recoupable ticketing contract advances for the full year 2018 to be approximately in line with the total amount in 2017.

KEY OPERATING METRICS

	Q2 2018	Q2 2017	6 Months 2018	6 Months 2017
	(in thousands except estimated events)
Concerts (1)
Events:
North America	6,321	5,182	11,108	8,930
International	2,756	2,543	5,142	4,751
Total estimated events	9,077	7,725	16,250	13,681
Fans:
North America	16,079	15,325	22,923	21,100
International	9,145	9,453	14,593	14,577
Total estimated fans	25,224	24,778	37,516	35,677
Ticketing (2)
Fee-bearing tickets	48,140	47,506	101,168	97,108
Non-fee-bearing tickets	50,522	51,416	115,019	118,750
Total estimated tickets	98,662	98,922	216,187	215,858

(1)
Events generally represent a single performance by an artist. Fans generally represent the number of people who attend an event. Festivals are counted as one event in the quarter in which the festival begins, but the number of fans is based on the days the fans were present at the festival and thus can be reported across multiple quarters. Events and fan attendance metrics are estimated each quarter.

(2)
The fee-bearing tickets estimated above include primary and secondary tickets that are sold using our Ticketmaster systems or that we issue through affiliates. This metric includes primary tickets sold during the period regardless of event timing, except for our own events where our concert promoters control ticketing and which are reported as the events occur. The non-fee-bearing tickets estimated above include primary tickets sold using our Ticketmaster systems, through season seat packages and our venue clients’ box offices, along with tickets sold on our ‘do it yourself’ platform.

Reconciliation of Certain Non-GAAP Measures to Their Most Directly Comparable GAAP Measures (Unaudited)

Reconciliation of Free Cash Flow — Adjusted to Net Cash Provided by Operating Activities

($ in millions)	Q2 2018	Q2 2017
Net cash provided by (used in) operating activities	$(255.7)	$43.0
Changes in operating assets and liabilities (working capital)	466.1	148.5
Free cash flow from earnings	$210.4	$191.5
Less: Maintenance capital expenditures	(23.2)	(31.2)
Distributions to noncontrolling interests	(11.6)	(6.3)
Free cash flow — adjusted	$175.6	$154.0

Net cash used in investing activities	$(225.7)	$(96.9)

Net cash used in financing activities	$(89.5)	$(19.1)

($ in millions)	6 Months 2018	6 Months 2017
Net cash provided by operating activities	$519.8	$804.7
Changes in operating assets and liabilities (working capital)	(225.6)	(550.1)
Free cash flow from earnings	$294.2	$254.6
Less: Maintenance capital expenditures	(41.1)	(55.7)
Distributions to noncontrolling interests	(31.1)	(18.5)
Free cash flow — adjusted	$222.0	$180.4

Net cash used in investing activities	$(314.4)	$(171.9)

Net cash provided by (used in) financing activities	$314.7	$(24.2)

Reconciliation of Free Cash to Cash and Cash Equivalents

($ in millions)	June 30, 2018
Cash and cash equivalents	$2,293.3
Client cash	(733.6)
Deferred revenue — event-related	(1,583.3)
Accrued artist fees	(125.7)
Collections on behalf of others	(58.2)
Prepaid expenses — event-related	665.1
Free cash	$457.6

Forward-Looking Statements, Non-GAAP Financial Measures and Reconciliations:
Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements regarding anticipated double-digit operating income and adjusted operating income growth for the company in 2018, with expected strong gains in revenue, operating cash flow and free cash flow - adjusted, including expected double-digit operating income and adjusted operating income growth in concerts and sponsorship & advertising, as well as expected high single-digit operating income and adjusted operating income growth in ticketing; anticipated attendance of over 90 million fans at the company’s concerts in 2018; the strength of the company’s amphitheaters in 2018, with growth of three million fans anticipated; anticipated acceleration of ancillary spend per fan in 2018 by between $2.50 and $3.00 per head; an anticipated $500 million increase in concerts revenue in 2018, assuming consistent price increases continue as part of the company’s pricing optimization initiatives; and the company’s plans to install its Presence access control systems at an additional 75 venues in the second half of 2018, positioning the company to have at least 60 million fans using this system in 2019. Live Nation wishes to caution you that there are some known and unknown factors that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements, including but not limited to operational challenges in achieving strategic objectives and executing on the company's plans, the risk that the company's markets do not evolve as anticipated, the potential impact of any economic slowdown and operational challenges associated with selling tickets and staging events.
Live Nation refers you to the documents it files from time to time with the U.S. Securities and Exchange Commission, or SEC, specifically the section titled “Item 1A. Risk Factors” of the company’s most recent Annual Report filed on Form 10-K, and Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K, which contain and identify other important factors that could cause actual results to differ materially from those contained in the company’s projections or forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date on which they are made. All subsequent written and oral forward-looking statements by or concerning Live Nation are expressly qualified in their entirety by the cautionary statements above. Live Nation does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.
This press release contains certain non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided herein.
Adjusted Operating Income (Loss), or AOI, is a non-GAAP financial measure that we define as operating income (loss) before certain stock-based compensation expense, loss (gain) on disposal of operating assets, depreciation and amortization (including goodwill impairment), amortization of non-recoupable ticketing contract advances and acquisition expenses (including transaction costs, changes in the fair value of acquisition-related contingent consideration obligations, and acquisition-related severance and compensation). We use AOI to evaluate the performance of our operating segments. We believe that information about AOI assists investors by allowing them to evaluate changes in the operating results of our portfolio of businesses separate from non-operational factors that affect net income (loss), thus providing insights into both operations and the other factors that affect reported results. AOI is not calculated or presented in accordance with GAAP. A limitation of the use of AOI as a performance measure is that it does not reflect the periodic costs of certain amortizing assets used in generating revenue in our business. Accordingly, AOI should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss), and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, AOI as presented herein may not be comparable to similarly titled measures of other companies.
Constant Currency is a non-GAAP financial measure. We calculate currency impacts as the difference between current period activity translated using the current period’s currency exchange rates and the comparable prior period’s currency exchange rates. We present constant currency information to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations.
Free Cash Flow — Adjusted, or FCF, is a non-GAAP financial measure that the company defines as net cash provided by (used in) operating activities less changes in operating assets and liabilities, less maintenance capital expenditures, less distributions to noncontrolling interest partners. The company uses FCF among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than maintenance capital expenditures. The company believes that information about FCF provides investors with an important perspective on the cash available to service debt, make acquisitions, and for revenue generating capital expenditures. FCF is not calculated or presented in accordance with GAAP. A limitation of the use of FCF as a performance measure is that it does not necessarily represent funds available for operations and is not necessarily a measure of the company’s ability to fund its cash needs. Accordingly, FCF should be considered in addition to, and not as a substitute for, net cash provided by (used in) operating activities and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, FCF as presented herein may not be comparable to similarly titled measures of other companies.
Free Cash is a non-GAAP financial measure that the company defines as cash and cash equivalents less ticketing-related client funds, less event-related deferred revenue, less accrued expenses due to artists and cash collected on behalf of others, plus event-related prepaids. The company uses free cash as a proxy for how much cash it has available to, among other things, optionally repay debt balances, make acquisitions and fund revenue generating capital expenditures. Free cash is not calculated or presented in accordance with GAAP. A limitation of the use of free cash as a performance measure is that it does not necessarily represent funds available from operations and it is not necessarily a measure of our ability to fund our cash needs. Accordingly, free cash should be considered in addition to, and not as a substitute for, cash and cash equivalents and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, free cash as presented herein may not be comparable to similarly titled measures of other companies.

Reconciliations of Certain Non-GAAP Measures to Their Most Directly Comparable GAAP Measures (Unaudited)

Reconciliation of Adjusted Operating Income (Loss) to Operating Income (Loss)

($ in millions)	Operating income (loss)	Stock-based compensation expense	Loss (gain) on disposal of operating assets	Depreciation and amortization	Amortization of non-recoupable ticketing contract advances	Acquisition expenses	Adjusted operating income (loss) reported	Foreign exchange impact	Adjusted operating income (loss) constant currency

	Three Months Ended June 30, 2018

Concerts	$41.8	$4.0	$0.1	$46.5	$—	$7.1	$99.5	$(1.1)	$98.4
Sponsorship & Advertising	80.5	0.5	—	7.1	—	—	88.1	(1.4)	86.7
Ticketing	49.1	1.2	—	35.0	17.4	0.2	102.9	(0.7)	102.2
Other and Eliminations	(3.6)	—	—	0.2	(1.1)	—	(4.5)	—	(4.5)
Corporate	(33.1)	6.4	—	1.0	—	—	(25.7)	—	(25.7)
Total Live Nation	$134.7	$12.1	$0.1	$89.8	$16.3	$7.3	$260.3	$(3.2)	$257.1

	Three Months Ended June 30, 2017

Concerts	$37.5	$2.0	$0.1	$46.1	$—	$2.7	$88.4	$—	$88.4
Sponsorship & Advertising	70.4	0.3	—	6.4	—	—	77.1	—	77.1
Ticketing	43.7	1.1	—	27.6	15.6	1.1	89.1	—	89.1
Other and Eliminations	(5.2)	—	—	0.1	(0.9)	—	(6.0)	—	(6.0)
Corporate	(33.0)	4.8	—	1.0	—	—	(27.2)	—	(27.2)
Total Live Nation	$113.4	$8.2	$0.1	$81.2	$14.7	$3.8	$221.4	$—	$221.4

	Six Months Ended June 30, 2018

Concerts	$(22.1)	$5.9	$0.1	$92.1	$—	$7.9	$83.9	$(2.2)	$81.7
Sponsorship & Advertising	111.6	0.7	—	14.7	—	—	127.0	(3.4)	123.6
Ticketing	113.9	2.3	—	68.6	38.6	0.5	223.9	(0.5)	223.4
Other and Eliminations	(6.9)	—	—	0.4	(2.3)	—	(8.8)	—	(8.8)
Corporate	(67.8)	14.0	—	1.9	—	—	(51.9)	—	(51.9)
Total Live Nation	$128.7	$22.9	$0.1	$177.7	$36.3	$8.4	$374.1	$(6.1)	$368.0

	Six Months Ended June 30, 2017

Concerts	$(38.3)	$4.7	$(0.6)	$92.6	$—	$7.9	$66.3	$—	$66.3
Sponsorship & Advertising	96.8	0.7	—	12.9	—	—	110.4	—	110.4
Ticketing	98.3	2.0	—	54.1	36.5	1.5	192.4	—	192.4
Other and Eliminations	(5.0)	—	—	0.2	(1.7)	—	(6.5)	—	(6.5)
Corporate	(59.7)	8.7	—	1.9	—	—	(49.1)	—	(49.1)
Total Live Nation	$92.1	$16.1	$(0.6)	$161.7	$34.8	$9.4	$313.5	$—	$313.5

LIVE NATION ENTERTAINMENT, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	June 30, 2018	December 31, 2017
	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$2,293,264	$1,825,322
Accounts receivable, less allowance of $32,245 and $32,755, respectively	949,422	725,304
Prepaid expenses	953,966	546,713
Restricted cash	7,049	3,500
Other current assets	59,655	51,903
Total current assets	4,263,356	3,152,742
Property, plant and equipment
Land, buildings and improvements	961,655	955,937
Computer equipment and capitalized software	703,004	610,924
Furniture and other equipment	318,336	312,962
Construction in progress	97,327	133,906
	2,080,322	2,013,729
Less accumulated depreciation	1,189,883	1,127,793
	890,439	885,936
Intangible assets
Definite-lived intangible assets, net	736,888	729,265
Indefinite-lived intangible assets	368,960	369,023
Goodwill	1,823,948	1,754,589
Other long-term assets	869,218	612,708
Total assets	$8,952,809	$7,504,263
LIABILITIES AND EQUITY
Current liabilities
Accounts payable, client accounts	$900,386	$948,637
Accounts payable	134,195	85,666
Accrued expenses	1,180,102	1,109,246
Deferred revenue	1,846,156	925,220
Current portion of long-term debt, net	84,946	347,593
Other current liabilities	60,966	160,638
Total current liabilities	4,206,751	3,577,000
Long-term debt, net	2,743,104	1,952,366
Deferred income taxes	134,974	137,635
Other long-term liabilities	169,266	174,391
Commitments and contingent liabilities
Redeemable noncontrolling interests	293,194	244,727
Stockholders’ equity
Common stock	2,079	2,069
Additional paid-in capital	2,337,691	2,374,006
Accumulated deficit	(1,044,019)	(1,079,472)
Cost of shares held in treasury	(6,865)	(6,865)
Accumulated other comprehensive loss	(125,837)	(108,542)
Total Live Nation stockholders’ equity	1,163,049	1,181,196
Noncontrolling interests	242,471	236,948
Total equity	1,405,520	1,418,144
Total liabilities and equity	$8,952,809	$7,504,263

LIVE NATION ENTERTAINMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
				(as adjusted)
	(in thousands except share and per share data)
Revenue	$2,868,315	$2,683,585	$4,350,699	$3,926,464
Operating expenses:
Direct operating expenses	2,135,107	2,022,471	3,067,191	2,797,732
Selling, general and administrative expenses	476,438	434,385	911,049	817,693
Depreciation and amortization	89,785	81,165	177,656	161,697
Loss (gain) on disposal of operating assets	108	115	146	(544)
Corporate expenses	32,152	32,016	65,962	57,819
Operating income	134,725	113,433	128,695	92,067
Interest expense	35,992	26,878	65,733	52,888
Loss (gain) on extinguishment of debt	(473)	1,049	2,470	1,049
Interest income	(2,705)	(1,031)	(3,888)	(1,976)
Equity in loss (earnings) of nonconsolidated affiliates	313	(536)	(3,402)	(2,876)
Other expense (income), net	6,443	(3,466)	6,771	(6,308)
Income before income taxes	95,155	90,539	61,011	49,290
Income tax expense	11,799	9,984	18,683	16,505
Net income	83,356	80,555	42,328	32,785
Net income (loss) attributable to noncontrolling interests	13,997	(923)	6,875	(15,700)
Net income attributable to common stockholders of Live Nation	$69,359	$81,478	$35,453	$48,485

Basic net income per common share available to common stockholders of Live Nation	$0.25	$0.31	$0.01	$0.08
Diluted net income per common share available to common stockholders of Live Nation	$0.24	$0.29	$0.01	$0.08

Weighted average common shares outstanding:
Basic	207,331,781	204,688,374	207,031,642	204,212,281
Diluted	215,105,119	213,879,152	215,075,203	213,119,962

Reconciliation to net income available to common stockholders of Live Nation:
Net income attributable to common stockholders of Live Nation	$69,359	$81,478	$35,453	$48,485
Accretion of redeemable noncontrolling interests	(17,172)	(18,837)	(33,557)	(31,414)
Net income available to common stockholders of Live Nation—basic and diluted	$52,187	$62,641	$1,896	$17,071

LIVE NATION ENTERTAINMENT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six Months Ended June 30,
	2018	2017
		(as adjusted)
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$42,328	$32,785
Reconciling items:
Depreciation	85,493	71,713
Amortization	92,163	89,984
Amortization of non-recoupable ticketing contract advances	36,285	34,768
Non-cash compensation expense	22,946	16,101
Other, net	14,992	9,277
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Increase in accounts receivable	(229,016)	(282,075)
Increase in prepaid expenses and other assets	(604,699)	(406,530)
Increase in accounts payable, accrued expenses and other liabilities	112,065	377,770
Increase in deferred revenue	947,269	860,916
Net cash provided by operating activities	519,826	804,709
CASH FLOWS FROM INVESTING ACTIVITIES
Advances of notes receivable	(69,346)	(9,757)
Collection of notes receivable	14,481	2,762
Investments made in nonconsolidated affiliates	(38,201)	(18,209)
Purchases of property, plant and equipment	(100,641)	(128,607)
Cash paid for acquisitions, net of cash acquired	(93,256)	(16,619)
Purchases of intangible assets	(27,620)	(2,078)
Other, net	188	568
Net cash used in investing activities	(314,395)	(171,940)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt, net of debt issuance costs	857,121	55,549
Payments on long-term debt	(372,650)	(74,207)
Distributions to noncontrolling interests	(31,143)	(18,523)
Purchases and sales of noncontrolling interests, net	(131,093)	(8,106)
Proceeds from exercise of stock options	10,854	32,629
Payments for deferred and contingent consideration	(14,655)	(14,149)
Other, net	(3,703)	2,642
Net cash provided by (used in) financing activities	314,731	(24,165)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(48,671)	82,687
Net increase in cash, cash equivalents and restricted cash	471,491	691,291
Cash, cash equivalents and restricted cash at beginning of period	1,828,822	1,529,575
Cash, cash equivalents and restricted cash at end of period	$2,300,313	$2,220,866